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                                                                       EX 23.1


     CONSENT AND REPORT ON SCHEDULE II OF KMPG LLP INDEPENDENT ACCOUNTANT



TO THE BOARD OF DIRECTORS OF WILLIS LEASE FINANCE CORPORATION AND
SUBSIDIARIES:

    Under date of February 17, 2000, we reported on the consolidated balance sheets of Willis Lease Finance Corporation (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which are included in Form 10K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule, Valuation Accounts, in Form 10K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

    We consent to incorporation by reference in the registration statement (No. 333-15343) on Form S-8 of Willis Lease Finance Corporation of our reports dated February 17, 2000, and March 27, 2000, relating to the consolidated balance sheets of Willis Lease Finance Corporation as of December 31, 1999, and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which reports appear in the December 31, 1999, annual report on Form 10K of Willis Lease Finance Corporation.


SAN FRANCISCO, CALIFORNIA
MARCH 27, 2000